Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-273963 and 333-276213 on Form S-1 of our report dated March 19, 2025, with respect to the consolidated financial statements of XBP Europe Holdings Inc. and Subsidiaries appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ UHY LLP

Sterling Heights, Michigan
March 19, 2025